FOR IMMEDIATE RELEASE                        Contact: Alan D. Eskow
                                             Executive Vice President & CFO
                                             973-305-4003

               VALLEY NATIONAL BANCORP COMPLETES MERCHANTS MERGER

WAYNE, N.J., January 19, 2001 - Valley National Bancorp (NYSE:VLY) completed its previously announced merger with Merchants New York Bancorp, Inc. (NASDAQ NMS:MBNY), effective at the close of business today.

Under the terms of the agreement, Valley will acquire Merchants for common stock valued at the time the proposed merger was announced on September 6, 2000 at $375 million. Structured as a tax-free merger and accounted for as a pooling of interests, each of the approximately 18,680,918 outstanding shares of Merchants common stock will be exchanged for 0.7634 shares of Valley common stock. Valley will issue approximately 14,261,013 shares of its common stock in exchange for the outstanding shares of Merchants.

Valley will continue to operate the former Merchants branches in Manhattan as The Merchants Bank of New York, a Division of Valley National Bank.

 "The merger with Merchants is consistent with our company's strategy of highly focused growth in the contiguous local market within one hour of Valley's headquarters in Wayne, New Jersey, through new branches and acquisitions of other strong financial institutions," said Gerald H. Lipkin, Chairman, President and CEO of Valley National Bancorp. "This proximity will allow Valley to continue to operate as a super community bank. Since Merchants, a traditional commercial bank, does not focus on consumer banking or commercial mortgage lending, major strengths at Valley, we view this as an opportunity to enhance Merchants revenue stream and as a significant growth opportunity. We expect this acquisition to generate sufficient cost savings to make it accretive to earnings during the first year."

Valley National Bancorp is a regional holding company with Valley National Bank as its principal subsidiary. Merchants New York Bancorp is the holding company for The Merchants Bank of New York, a commercial bank with $1.4 billion in assets operating seven offices all located in Manhattan. The combined banks will have $7.8 billion in assets and operate 125 branches in northern New Jersey and Manhattan.

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The  foregoing  contains  forward-looking  statements  within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "view", "opportunity", "enhance", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources of loans, as well as the effects of economic conditions and legal and regulatory barriers and structure. Actual results may differ materially form such forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time.

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